SELECTED CONSOLIDATED DATA                            U S WEST, INC.
(UNAUDITED)

                                           As of and for the
                                             Quarter Ended
                                               March 31,       %
                                             2000     1999   Change
----------------------------------------   --------  ------- -------
Voice Grade Equivalent Lines
 in Service (with OC3/SST)
 (thousands):
 Business                                   23,575   18,416    28.0
 Consumer                                   12,156   11,816     2.9
                                           --------  -------
Total VGE                                   35,731   30,232    18.2
                                           ========  =======
Access lines
 (thousands):
 Business                                    5,048    4,972     1.5
 Consumer                                   12,068   11,799     2.3
                                           --------  -------
Total access lines                          17,116   16,771     2.1
                                           ========  =======
Calendarized access minutes of use (millions):
 Interstate                                 16,156   15,565     3.8
 Intrastate                                  3,457    3,163     9.3
                                           --------  -------
Total minutes of use                        19,613   18,728     4.7
                                           ========  =======
Wireless/PCS:
 Revenues (millions)                      $    105 $     38   176.3
 Subscribers (thousands)                       600      219   174.0
 ARPU (Dollars)                           $     54 $     54     0.0
 Penetration                                   4.0%     1.6%  150.0

Data Revenues (millions):
 Frame Relay                              $   50.1     39.3    27.5
 Private Line
  LAN Interconnect                            38.6     35.0    10.3
 ISDN                                         63.7     52.3    21.8
 USW.Net/Megabit(DSL)                         31.7     13.6   133.1
 Other !NTERPRISE                             82.6     38.1   116.8
                                            --------  -------
Subtotal !NTERPRISE                         266.7    178.3    49.6
 Other Special Access
 & Private Line                              241.4    200.9    20.2
                                           --------  -------
Total Data Revenues                       $  508.1 $  379.2    34.0
                                           ========  =======
Total Special Access
and Private Line (#1)                     $  332.4    276.2    20.3
                                           ========  =======
Additional Data Stats:
 XDSL Equipped
  Central Offices (C.O.)                       257    215      19.5
 Subscribers per XDSL
  Equipped C.O.'s                              529    148     257.4

Employees:
 U S WEST, Inc.                             60,785   55,324     9.9
 Telephone
  operations only                           48,406   47,007     3.0
Telephone empl per
 10,000 access lines                          28.3     28.0     1.1

Dividends per
 common share                             $  0.535 $  0.535    0.0
Common shares
 outstanding (millions)                      507.6    503.5     0.8
Capital expend (millions)                 $  1,241 $    787    57.7
EBITDA (millions) (#2)                       1,493    1,390     7.4
EBITDA margin                                 44.3%    43.9%    0.9
Debt-to-capital
 ratio (#3)                                   63.6%    57.4%   10.8

<F1>
# 1: Includes Frame Relay, Private Line LAN Interconnect, ATM and
Other Special Access and Private Line revenues.
<F2>
# 2: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA).
<F3>
# 3: Telephone operations only.